UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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(as permitted by Rule 14a-6(e)(2))
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[_]	Soliciting Material Under Rule 14a-12

GENERAL MARITIME CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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General Maritime Corporation
299 Park Avenue, Second Floor
New York, New York 10171
(212) 763-5600

April 11, 2008

Dear Shareholder:

I am pleased to invite you to attend the 2008 Annual Meeting of Shareholders of General Maritime Corporation, which will be held at 11:00 A.M. on Wednesday, May 14, 2008, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York. Your Board of Directors looks forward to greeting those shareholders that are able to attend.

At the Annual Meeting, you will be asked to elect two Class I Directors and ratify the appointment of Deloitte & Touche LLP as the company’s auditors. Your Board of Directors recommends that you vote FOR these proposals that are more fully described in the accompanying proxy statement.

Whether or not you expect to attend the Annual Meeting, please sign, date and mail the enclosed proxy card as soon as possible in the envelope provided or vote using the toll-free telephone number or via the Internet by following the instructions included on the enclosed proxy card. Your cooperation will ensure that your shares are voted.

Thank you for your continued support.

Sincerely,

___________________________________________
Peter C. Georgiopoulos
Chairman and Chief Executive Officer

General Maritime Corporation
299 Park Avenue, Second Floor
New York, New York 10171
(212) 763-5600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of General Maritime Corporation, a Marshall Islands corporation (“General Maritime” or the “Company”), will be held on Wednesday, May 14, 2008 at 11:00 a.m. (Eastern time), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York for the following purposes:

1.	To elect two Class I Directors to the Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Shareholders of record at the close of business on April 4, 2008, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such shareholders will be available at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting. If you do not expect to be present at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card. In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person in accordance with the procedures described in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE VOTE BY TELEPHONE, INTERNET, OR BY MAIL. PLEASE REFER TO THE PROXY CARD FOR INFORMATION ON HOW TO VOTE BY TELEPHONE OR INTERNET. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

__________________________________________________________
John C. Georgiopoulos
Executive Vice President, Chief Administrative
Officer, Treasurer & Secretary

New York, New York
April 11, 2008

General Maritime Corporation
 299 Park Avenue, Second Floor
New York, New York 10171
(212) 763-5600

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 14, 2008

_______________

This proxy statement is furnished to shareholders of General Maritime Corporation (“General Maritime” or the “Company”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors (the “Board”) of General Maritime for use in voting at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York, on Wednesday, May 14, 2008, at 11:00 a.m., and at any adjournment or postponement thereof.

This proxy statement, and the accompanying form of proxy, is first being mailed to shareholders on or about April 11, 2008.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

The Board has fixed the close of business on April 4, 2008, as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments or postponements thereof. As of April 4, 2008, General Maritime had issued and outstanding 31,316,601 shares of common stock. The common stock comprises all of General Maritime’s issued and outstanding voting stock.

Revocability and Voting of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

●	by writing a letter delivered to John C. Georgiopoulos, Secretary of General Maritime, stating that the proxy is revoked;

●	by submitting another proxy with a later date; or

●	by attending the Annual Meeting and voting in person.

Please note, however, that if a shareholder’s shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that shareholder’s beneficial ownership of the shares.

Unless we receive specific instructions to the contrary or unless such proxy is revoked, shares represented by each properly executed proxy will be voted: (i) FOR the election of each of General Maritime’s nominees as a director; (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of General Maritime for the fiscal year ending December 31, 2008; and (iii) with respect to any other matters that may properly come before the Annual Meeting, at the discretion of the proxy holders. General Maritime does not presently anticipate any other business will be presented for action at the Annual Meeting.

Voting at the Annual Meeting

Each common share outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the shareholders, including the election of directors. Cumulative voting by shareholders is not permitted.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

A plurality of the votes cast is required for the election of directors. Abstentions and broker “non-votes” are not counted for the purpose of the election of directors.

The affirmative vote of a majority of the common shares represented and voted at the Annual Meeting is required for approval of Proposal Two. Abstentions will have the same effect as a vote “against” Proposal Two, whereas broker “non-votes” are not considered to have been voted on Proposal Two.

Solicitation

We will pay the costs relating to this proxy statement, the proxy and the Annual Meeting. We have retained D.F. King & Co., Inc. to assist with the solicitation at a fee of $11,500 plus reasonable out of pocket expenses. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies. They will not receive any additional pay for the solicitation.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on May 14, 2008:

Our Proxy Statement and Annual Report to Stockholders are
available at http://ww3.ics.adp.com/streetlink/gmr.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Under General Maritime’s Articles of Incorporation, as amended, the Board is classified into three classes. All Directors serving in Class I have terms expiring at the 2008 Annual Meeting. The Board has nominated the Class I directors currently serving on the Board, Rex W. Harrington and John O. Hatab, for re-election to serve as Class I directors of the Company for a three-year term until the 2011 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal. Although management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine.

Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy. Votes that are withheld will be excluded entirely from the vote and will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION (ITEM 1 ON THE ENCLOSED PROXY CARD) OF MESSRS. HARRINGTON AND HATAB AS CLASS I DIRECTORS.

Nominee Information

The following table sets forth information regarding the nominees for re-election as Class I Directors:

Name	Age	Class	Position

Rex W. Harrington	74	I	Director
John O. Hatab	64	I	Director

Rex W. Harrington has served as a director of the Company since May 2001. Mr. Harrington served as shipping advisor to the Royal Bank of Scotland plc from his retirement in 1998 until 2001. Mr. Harrington served as Director of Shipping of the Royal Bank of Scotland plc from 1990 to 1998, Assistant General Manager, Shipping from 1980 to 1990 and Senior Manager, Shipping from 1973 to 1980. From 1969 to 1973 Mr. Harrington served as an executive of Baring Brothers & Co., Ltd., an international merchant banking firm, and from 1957 to 1969 served in various capacities in the Bank of England. Mr. Harrington currently serves as a director of Navios Maritime Holdings Inc., a company listed on the New York Stock Exchange and is a senior consultant to the Bank of America on shipping. He is a member of the General Committee of Lloyds Register, the London Advisory Panel of InterCargo and the Baltic Exchange. Mr. Harrington is a deputy chairman of the International Maritime Industries Forum. He was a director of Dampskibsselspaket TORM, a company listed on the NASDAQ National Market and the Copenhagen Stock Exchange from 2003 to 2006, a director of Clarksons (International Shipbrokers) from 1995 to 1998 and a director of Lloyd’s Register from 1994 to 1999. Mr. Harrington has a Masters degree from the University of Oxford.

John O. Hatab has served as a director since September 2004. Since 2004, Mr. Hatab has been a Principal of Gotham Capital Associates LLC. From 2001 to 2004, Mr. Hatab was Managing Partner - Business Development of the PricewaterhouseCoopers LLP Metro Region. From 1990 to 2001, Mr. Hatab was CEO of the PricewaterhouseCoopers LLP Metro Region tax services practice and served as Managing Partner of the firm’s New York office tax practice. He previously served as Managing Partner of the Price Waterhouse LLP Washington, DC area tax services practices. Mr. Hatab is a Certified Public Accountant and holds a B.S. in Business Administration from Lehigh University and an M.B.A. in International Finance from the Seton Hall University Graduate School of Business. Mr. Hatab is also a director of Papa John’s International, Inc., a company listed on the NASDAQ Global Select Market and Aegean Marine Petroleum Network, Inc., a company listed on the New York Stock Exchange.

Continuing Director Information

The following table sets forth information regarding our directors whose terms continue after the 2008 Annual Meeting. The terms for directors in Class II expire at the 2009 Annual Meeting, and the terms for directors in Class III expire at the 2010 Annual Meeting.

Name	Age	Class	Position

John P. Tavlarios	46	II	Director; Chief Executive Officer of the Company’s tanker operating subsidiary, General Maritime Management LLC
Peter S. Shaerf	53	II	Director
Peter C. Georgiopoulos	47	III	Chairman, President, Chief Executive Officer and Director
William J. Crabtree	64	III	Director

Class II Directors - Terms Expiring at the 2009 Annual Meeting

John P. Tavlarios has served as a director since May 2001. He served as our President and Chief Operating Officer from May 2001 until December 31, 2002. Following our internal reorganization which took effect at the close of business on December 31, 2002, he became Chief Executive Officer of our tanker operating subsidiary, General Maritime Management LLC. From the inception of our business in 1997 to January 2000, Mr. Tavlarios served as our Executive Vice President. From 1995 to 1997, he was affiliated with Maritime Equity Management, a ship owning and investment company, where he served as Director of Marine Operations. From 1992 to 1995, Mr. Tavlarios was President and founder of Halcyon Trading Company, a consulting firm specializing in international business development with a particular emphasis on the international oil industry. From 1984 to 1992, he was employed by Mobil Oil Corporation, spending most of his tenure in the Marine Operations and the Marketing and Refining divisions. Prior to 1984, Mr. Tavlarios was involved in his family’s shipping business, assisting in marine operations. Mr. Tavlarios is a member of the American Bureau of Shipping, the Det Norske Veritas North American Committee, the Skuld board of directors, the Directors Committee and the North American Panel of INTERTANKO, the organization of independent tank owners and on the Board of Trustees of the Seaman’s Church Institute. Mr. Tavlarios is also a director of Aegean Marine Petroleum Network, Inc., a company listed on the New York Stock Exchange.

Peter S. Shaerf has served as a director of the Company since May 2001. Since 2002, Mr. Shaerf has been a Managing Director of AMA Capital Partners, an investment bank and private equity firm specializing in the maritime industry. From 1998 until April 2002, Mr. Shaerf was a Managing Director of Poseidon Capital Corp., an independent maritime consulting and investment company. From 1980 to 2002, he was a partner of The Commonwealth Group, a ship brokerage company that specialized in the dry cargo and liner shipping industry. From 1977 to 1980, he was a director of Common Brothers U.S.A. Ltd., a shipbroking subsidiary of a British shipowner of dry cargo and tanker tonnage. He is currently a director of TBS International Ltd., a company listed on the NASDAQ Global Select Market and Seaspan Corporation, a company listed on the New York Stock Exchange. Mr. Shaerf is Chairman of New York Maritime Inc("NYMAR") a non profit trade association that promotes New York as a maritime center . Mr. Shaerf holds a B.A. degree in international business law from the London Metropolitan University.

Class III Directors - Terms Expiring at the 2010 Annual Meeting

Peter C. Georgiopoulos is our founder and has served as Chairman, President, Chief Executive Officer and Director since the inception of our business in 1997. He became our President as of January 1, 2003, following our internal reorganization. From 1991 to 1997, Mr. Georgiopoulos was the principal of Maritime Equity Management, a ship-owning and investment company which he founded in 1991. From 1990 to 1991, he was affiliated with Mallory Jones Lynch & Associates, an oil tanker brokerage firm. From 1987 to 1990, Mr. Georgiopoulos was an investment banker at Drexel Burnham Lambert. Prior to entering the investment banking business, he had extensive experience in the sale, purchase and chartering of vessels while working for shipowners in New York and Piraeus, Greece. Mr. Georgiopoulos is a member of the American Bureau of Shipping. Mr. Georgiopoulos is also Chairman and director of Genco Shipping & Trading Limited, a company listed on the New York Stock Exchange, and Chairman and director of Aegean Marine Petroleum Network, Inc., a company listed on the New York Stock Exchange.

William J. Crabtree has served as a director of the Company since May 2001. From 1972 to 1996, Mr. Crabtree served in various capacities from Marine Counsel to Chairman of Universe Tankships (Delaware), Inc., a company owned by the D.K. Ludwig Organization, which was predecessor to Universe Tankships (Delaware) LLC. Mr. Crabtree served as counsel for the Commonwealth Oil Refining Company from 1971 to 1972. From 1968 to 1970, Mr. Crabtree was an associate at the law firm of Kirlin, Campbell and Keating. Mr. Crabtree is a member of the American Bureau of Shipping.

Corporate Governance

Governance Guidelines. All of the Company’s corporate governance materials, including the Corporate Governance Guidelines adopted by the Board of Directors (the “Board”), which includes the criteria used in determining director independence and qualifications for directors and its Board committee charters, are published on the Corporate Governance section of the Company’s website at www.generalmaritimecorp.com. These materials are also available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its Governance Guidelines and committee charters as warranted. Any modifications are reflected on the Company’s website, including modifications recently made to the charter of the Company’s Audit Committee. A copy of this charter is also attached hereto as Appendix A.

Director Independence. It is the Board’s objective that a majority of the Board consist of independent directors. For a director to be considered independent, the Board must determine that the director does not have any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board follows the criteria set forth in Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual to determine director independence. The Company’s independence criteria are set forth in Section II of its Governance Guidelines. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination.

All members of the Audit, Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by the Company’s Governance Guidelines. Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their director compensation.

The independent directors of the Company are William J. Crabtree, Rex W. Harrington, John O. Hatab and Peter S. Shaerf. The Board of Directors has determined that each of the members of the Audit, Compensation and Nominating and Corporate Governance Committees, respectively, are independent as defined in Section 303A of the NYSE Listed Company Manual.

Code of Ethics. All directors, officers, employees and agents of the Company must act ethically at all times and in accordance with the policies set forth in the Company’s Code of Ethics. Under the Company’s Code of Ethics, the Board will only grant waivers for a director or an executive officer in limited circumstances and where circumstances would support a waiver. Such waivers may only be made by the Audit Committee.

The Company’s Code of Ethics is available on the Company’s website at www.generalmaritimecorp.com and is available in print to any shareholder.

Communicating Concerns to Directors. Shareholders and other interested parties desiring to communicate directly with the Board, with the non-management directors individually or as a group, or with any individual director may do so in writing addressed to the intended recipient(s), c/o John C. Georgiopoulos, Secretary, General Maritime Corporation, 299 Park Avenue, 2nd Floor, New York, New York 10171. Once the communication is received by the Secretary, the Secretary reviews the communication. Communications that comprise advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to the Board or our directors. Other communications are promptly forwarded to the addressee.

Board Meetings and Committees

During fiscal year 2007, there were eight meetings of the Board. A quorum of directors was present, either in person or telephonically, for all of the meetings. Actions were also taken during the year by the unanimous written consent of the Directors. All Directors, other than Stephen A. Kaplan, attended at least 75% of the Board meetings. All directors, other than Mr. Kaplan, attended the 2007 Annual Meeting of Shareholders on May 16, 2007.

Since May 2006, the Company’s Audit Committee has been comprised of William J. Crabtree, Rex W. Harrington and John O. Hatab, all of whom qualify as independent under the listing requirements of the NYSE and are financially literate. John O. Hatab is a financial expert as defined under Item 407(d)(5)(ii) of Regulation S-K. Through its written charter, as amended and restated on March 23, 2004, the Audit Committee has been delegated the responsibility of reviewing with the independent auditors the plans and results of the audit engagement, reviewing the adequacy, scope and results of the internal accounting controls and procedures, reviewing the degree of independence of the auditors, reviewing the auditor’s fees and recommending the engagement of the auditors to the full Board. The Audit Committee held four meetings during fiscal year 2007, each of which was attended by all committee members.

Since May 2006, the Company’s Compensation Committee has been comprised of William J. Crabtree, John O. Hatab and Peter S. Shaerf. Through its written charter, as amended and restated on January 19, 2005, the Compensation Committee administers the Company’s stock incentive plan and other corporate benefits programs. The Compensation Committee also considers from time to time matters of compensation philosophy and competitive status, and reviews, approves, or recommends executive officer bonuses and equity grants and other compensation. The Compensation Committee held five meetings during fiscal year 2007, each of which was attended by all committee members.

Since May 2006, the Company’s Nominating and Corporate Governance Committee has been comprised of William J. Crabtree, John O. Hatab and Peter S. Shaerf. Through its written charter, as amended and restated on April 3, 2008, the Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s Corporate Governance Guidelines. The Committee is tasked with leading the search for individuals qualified to become members of the Board and selecting director nominees to be presented for shareholder approval at the annual meeting. The Committee has the authority to retain any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion. The Committee seeks individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. The Committee will consider shareholder recommendations of director candidates, which should be sent to the attention of the corporate secretary at the Company’s headquarters, on the same basis. The Nominating and Corporate Governance Committee held two meetings during fiscal 2007, each of which was attended by all committee members.

Executive Sessions

To assure free and open discussion and communication among the non-management directors, the non-management directors will seek to meet at least annually and may meet as the non-management directors deem appropriate. The presiding director at any executive session with the non-management directors will be selected by a majority of the non-management directors present at the meeting. During fiscal year 2007, there were two executive sessions.

MANAGEMENT

Executive Officers and Other Key Personnel

The following tables set forth certain information with respect to the executive officers (other than Peter C. Georgiopoulos and John P. Tavlarios, for whom information is set forth above under the headings “Nominee Information” and “Continuing Director Information”, respectively):

Executive Officers

Name	Age	Position

Jeffrey D. Pribor	50	Executive Vice President and Chief Financial Officer

John C. Georgiopoulos	44	Executive Vice President, Chief Administrative Officer, Treasurer and Secretary

Peter S. Bell	49	Senior Vice President and Head of Commercial Department of General Maritime Management LLC

Milton H. Gonzales, Jr.	54	Senior Vice President – Technical Operations; General Maritime Management LLC

Jeffrey D. Pribor has served as our Chief Financial Officer since September 2004. He has served as an Executive Vice President since 2005 and as a Vice President from 2004 to 2005. Mr. Pribor has over 20 years of banking, capital markets, shipping and legal experience. From 2002 to 2004, Mr. Pribor served as Managing Director and President of DnB NOR Markets Inc., the US investment banking division of DnB NOR ASA, where he was responsible for mergers and acquisitions, strategic advisory services and US capital market activities for the bank’s shipping, offshore, logistics and energy clients. From 2000 to 2002, Mr. Pribor was Managing Director, Investment Banking at ABN AMRO Inc., where he was responsible for all commercial and investment banking activities for shipping and other transportation companies in North America. Prior to that, Mr. Pribor was Managing Director and Sector Head of Transportation and Logistics Investment Banking for ING Barings. He also worked for over 10 years in the Mergers and Acquisitions group at Merrill Lynch and as an Associate attorney in the corporate and banking law practice of Milbank, Tweed, Hadley and McCloy. Mr. Pribor earned his B.A. in Economics and Political Science from Yale University. He also earned his JD and MBA from Columbia University.

John C. Georgiopoulos has served as our Chief Administrative Officer and Treasurer since July 2000 and as our Secretary since 2003. From the inception of our business in 1997 to 2000 and from 2003 to 2004, Mr. Georgiopoulos served as our Chief Financial Officer. Mr. Georgiopoulos has served as an Executive Vice President since 2005 and as a Vice President from 2000 to 2005. From 1994 to 1997, he was involved in his family’s private real estate and investment management business. From 1991 to 1994, Mr. Georgiopoulos was an officer of Atlantic Bank of New York. From 1987 to 1991, he was a Vice President of Atlas Management, a shipping and real estate company in New York.

Peter S. Bell has served as our Senior Vice President – Head of Commercial at General Maritime Management LLC since August 2005. From April 2002 to May 2005, Mr. Bell served as Managing Director at Teekay Shipping (Singapore) Pte. Ltd. where he was responsible for commercial activities including the chartering of crude and products tankers in the Singapore region. In this role, Mr. Bell also had overall responsibility for Business Development, Marine Operations and Agency, and Technical Support in the Singapore region. Prior to this, Mr. Bell was the Director of Business Development at Teekay Shipping Canada Limited from March 1998 to April 2002. In this role, Mr. Bell was responsible for identifying, investigating and developing strategies for entry into new business areas. Prior to that, Mr. Bell was a Project Broker with MJLF & Associates from September 1996 to March 1998. He also served as Vice President of Chartering at Maritime Overseas Corporation (Overseas Shipholding Group) for over seventeen years.

Milton H. Gonzales, Jr. has served as our Senior Vice President – Technical Operations of our tanker operating subsidiary, General Maritime Management LLC since 2005, and as Vice President – Technical Operations from 2004 to 2005. From 2000 to 2004, Mr. Gonzales was Vice President – Marine Technical Operations of Cunard Line Limited Cruise Company.

Peter C. Georgiopoulos and John C. Georgiopoulos are brothers. There are no other family relationships among our executive officers and directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board is responsible for establishing and administering the overall compensation policies determining cash compensation of the Company’s senior management. The Committee determines or recommends equity grants to the Company’s senior management and other key employees under the Company’s 2001 Stock Incentive Plan.

Compensation Philosophy

The objectives of the Company’s executive compensation programs are to reward our executives for and encourage achievement of the Company’s annual and longer-term performance objectives; attract and retain executives to enable the Company to compete effectively; and align our executives’ interests with those of the Company’s shareholders.

Compensation for senior executives is generally determined or recommended by the Committee in its discretion. The Committee prefers this approach because it allows flexibility in awards based on the Committee’s assessment of each executive’s performance. In light of the cyclical nature of the shipping industry and the volatile and unpredictable markets in which the Company operates, the Company does not establish targets for executive pay, and compensation levels generally are not determined through a benchmarking process. Moreover, because as discussed below, the Company’s shipping income is not subject to U.S. federal income tax pursuant to Section 883 of the U.S. Internal Revenue Code of 1986, the Company is able to utilize discretionary retroactive bonuses as part of its executive compensation notwithstanding potential limitations on the deductibility of such payments for U.S income tax purposes.

Compensation Objectives

Performance . Three of the five executives who are identified in the Summary Compensation Table on page 14 (to whom we refer as our named executives) have served as part of our management team since prior to our initial public offering in 2001. The other two joined our company in 2004 and 2005. The amount of compensation for each named executive is based on the Committee’s assessment of factors including his level of responsibility and management experience, the Company’s performance and the named executive’s individual performance.

Recruitment and Retention. To attract and retain a highly-skilled work force, we believe that the compensation of our executives should reflect the value of each named executive’s job in the marketplace. We attempt to retain our executives by using continued service as a determinant of total pay opportunity. In this connection, we have provided for extended vesting terms of our equity grants to our executives. We also attempt to retain our executives through periodic increases in compensation with respect to executive officer salary and bonus levels.

Alignment of Interests. We seek to align the interests of the named executives with those of our investors by evaluating executive performance on the basis of financial measurements which we believe are relevant measurements of long-term shareholder value. In 2007, these included:

●	earnings before interest, taxes, depreciation and amortization;

●	earnings per share; and

●	cumulative annual growth rate.

The Committee believes that use of equity incentive compensation aligns the interests of the named executives with shareholders as:

●	equity incentive compensation links a significant portion of compensation to shareholder value because the total value of those awards corresponds to stock price appreciation and dividend rate; and

●	the establishment of substantial stock-based investment risks for the named executives emphasizes for them the importance of shareholder return and encourages a focus on long-term results.

Implementing Our Objectives

Determining Compensation. The Committee primarily bases its compensation decisions for named executives on its assessment of each named executive’s performance in his area of responsibility and contributions to improving shareholder value. In order to provide proper incentives to each executive and appropriately reward performance, the Committee assesses the proper balance of short-and long-term compensation as well as the form of such compensation, such as cash or equity grants. Specific factors affecting compensation decisions for the named executives include:

●	key financial measurements;

●	strategic objectives such as acquisitions, dispositions or joint ventures;

●	the Company’s ability to acquire and dispose of vessels on favorable terms; and

●	achieving operational goals for the Company or particular area of responsibility for the named executive such as operations, chartering or finance.

The Committee also considers the performance of companies that the Committee regards as competitors or peers of the Company, including Aries Maritime Transport Ltd., Arlington Tankers Ltd., Double Hull Tankers Inc., Frontline Ltd., Knightsbridge Tankers Ltd., Nordic American Tanker Shipping Ltd., Omega Navigation Enterprises, Overseas Shipholding Group, Inc., Ship Finance International Ltd., Teekay Corporation, Tsakos Energy Navigation Ltd., and Top Ships Inc.

The Committee consults with our CEO and other senior executives regarding their views on compensation of those who report to them directly or indirectly. It also consults with our CEO regarding his performance and compensation.

Review of Executive Compensation. In evaluating compensation for the named executive officers, the Compensation Committee reviews tally sheets that include the following information:

●	Salary and cash bonus compensation for prior years since the Company’s IPO in 2001;

●	Restricted stock granted in prior years since the Company’s IPO;

●	Vested and unvested shares of restricted stock held; and

●	The value of benefits and perquisites.

The Committee analyzes the historical compensation information in the tally sheets, including prior awards of restricted stock, to determine total compensation and the proper balance of compensation types to provide appropriate incentives for performance.

Role of Compensation Consultant. For 2007, the Compensation Committee retained Steven Hall & Partners, a compensation consultant, to review the Company’s non-employee directors’ compensation program for competitiveness in regards to levels and methods of compensation and to advise on current trends and issues in non-employee directors’ compensation. The Compensation Committee also retained Steven Hall & Partners for assistance in matters including evaluating compensation and performance data for peer companies prepared by the Company’s staff at the direction of the Committee; advising the Committee on current trends in compensation, methods of evaluation and different compensation mechanisms; and responding to other issues raised by the Committee. The Compensation Committee did not solicit recommendations from this or any other consultant as to the form or amounts of compensation to be awarded to the Company’s executive officers.

Elements Used to Achieve Compensation Objectives

Annual cash compensation

Base salary. Base salaries and salary increases for our named executives depend on each named executive’s:

●	performance;

●	the scope and importance of the functions performed by each named executive or for which each named executive is responsible;

●	the period over which they have performed those responsibilities;

●	initiative, managerial ability and overall contribution to the achievement of the Company’s financial goals; and

●	internal equity considerations.

Base salaries for named executive are reviewed annually, but are not automatically increased if the Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is utilized to offer compensation that is contingent in significant part on performance.

Cash incentive bonus. The Company awards a significant portion of annual compensation to its named executives and other employees designated by our CEO in the form of cash bonuses. These are used to reward executives who contribute to the Company’s performance. Cash bonuses are generally made at the end of the fiscal year and paid during January of the following the year, which encourages our named executives to remain with the Company. For executive officers, the Committee considers the amounts of these awards and recommends them to the Board for approval. The CEO determines the amounts of these awards for other eligible employees, subject to the oversight of the Committee and the Board. At the end of our fiscal year, our CEO reviews with the Committee the Company’s financial results, the state of our operations and our strategic accomplishments during the year. In determining each named executive’s bonus, the Committee also takes into account each named executive’s individual performance and contribution to the performance of the Company.

The salaries paid and the annual bonuses awarded to the named executives in 2007 are discussed below and shown in the Summary Compensation Table on page 14.

Equity awards

The Company’s equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future performance, align the interests of the executive with our shareholders and retain the executives through the term of the awards. We consider the grant size and form of award when making award decisions. The Company does not have any specific policy on the timing of award grants. The amount of equity incentive compensation granted in 2007 was based upon the overall strategic, operational and financial performance of the Company and reflects the named executives’ expected contributions to the Company’s future success.

Restricted Stock Awards. Each of the named executives received grants of restricted stock awards in 2007. In determining the number of shares of restricted stock to be granted to our CEO, the Committee took into account Mr. Georgiopoulos’ request that his performance compensation for 2007 take the form of a restricted stock grant rather than a cash bonus, which the Committee believes further aligns Mr. Georgiopoulos’ interests with those of the Company’s shareholders. The restrictions on all shares of restricted stock granted to our CEO as equity incentive compensation with respect to 2007 will lapse on November 15, 2017. Restrictions on the shares of restricted stock granted to our other named executives as equity incentive compensation with respect to 2007 will lapse ratably in 20% increments on the first five anniversaries of November 15, 2007. The restrictions applicable to the shares granted to these named executives will also lapse in full upon a change of control or, in the case of our CEO, his death or disability. Restrictions on the shares granted to our CEO will also lapse on a monthly straight-line basis if Mr. Georgiopoulos is dismissed without cause or resigns for good reason. In addition, to the extent that such restrictions were scheduled to have lapsed during the one-year period following the executive’s termination of employment due to death or disability of any of our other named executives, they will lapse immediately prior to any such termination. During the restricted period, unless otherwise determined by the Committee, each restricted stock grant entitles the named executive to receive payments from the Company of any dividends declared and paid by the Company on its common stock. As the executives share commensurately with other shareholders in receiving dividends, they likewise share in the recognition of the current income generation and future change in stock price. However, if any such restricted shares do not vest, the holders of the non-vesting shares must repay any dividends that were paid to them on the non-vesting shares unless the Board or the Compensation Committee determines otherwise with respect to dividends paid on shares of restricted stock granted on or after December 21, 2005.

On February 21, 2007, the Company announced a special dividend of $15.00 per share on its common stock. The Committee determined, pursuant to our stock incentive plan, to hold the special dividend on restricted shares granted as equity incentive compensation with respect to 2006 until such shares were fully vested. The Committee also authorized an offer to recipients of 2006 restricted stock grants to surrender their rights to receipt of the special dividend on vesting of unvested shares of restricted stock in exchange for a grant of additional shares of restricted stock with a value equal to the dividend surrendered based on the last reported sale of our common stock on the New York Stock Exchange on March 30, 2007. All of our named executives accepted this offer. The Committee authorized the offer in order to allow employees the opportunity to increase their ownership of Company common stock, obtain a potential return on the amount of the special dividend and further align employees interests with those of our shareholders. The additional shares grants made pursuant to this offer have the same terms and conditions as the corresponding 2006 restricted stock grants on which the special dividend was surrendered.

The number of shares of restricted stock granted to our CEO and to our other named executives in 2007 and the value of those awards determined in accordance with FASB SFAS No. 123R, Share-Based Payment (“FAS 123R”), are shown in the Grants of Plan-Based Awards Table on page 15.

Other elements

Benefits . We provide our named executives with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table on page 14, that we believe are reasonable, competitive and consistent with the Company’s overall executive compensation program. Our named executives are also eligible under the same plans as all other U.S. employees for medical, dental, vision, and disability insurance and are eligible for paid time off and paid holidays. These benefits are intended to be competitive with benefits offered in our industry. We believe that these benefits generally allow our executives to work more efficiently. The costs of these benefits constitute only a small percentage of each named executive’s total compensation.

We provide our CEO with a car allowance of $2,500 per month. We purchase club memberships for Messrs. Tavlarios and Pribor and pay premiums on life insurance and long-term disability insurance for Messrs. Tavlarios and Pribor.

In addition, our named executives, other than Peter Bell, may use the Company’s aircraft for personal travel on a limited basis, subject to approval from our CEO. The chartering fee required to be paid by the named executive is the greater of (i) the incremental cost to the Company of the use of the aircraft and (ii) the applicable Standard Industry Fare Level for the flight under Internal Revenue Service regulations, in each case as determined by the Company. The amount of use of the aircraft for these purposes is monitored from time to time by the Board or one of its committees.

Severance Benefits

Employment Agreements. We have entered into employment agreements with all of our named executives, except for Peter Bell. While John P. Tavlarios, Jeffrey D. Pribor and John C. Georgiopoulos have entered into employment agreements with the Company that are substantially similar, Peter C. Georgiopoulos has entered into an employment agreement with certain different terms. For example, in the event of a change-in-control, such change-in-control itself would allow Mr. Georgiopoulos to terminate his employment with the Company for “Good Reason”, while the other named executives who have employment agreements would not be able to terminate their employment for “Good Reason” solely as a result of such change-in-control. As part of the negotiations surrounding our CEO’s employment agreement and in agreeing to allow him to terminate his employment with the Company for “Good Reason” in the event of a change-in-control, the Committee considered Mr. Georgiopoulos’ unique contributions to the Company, as well as his reputation and standing in the shipping industry.

The terms in each employment agreement that relate to potential payments upon termination of each employment agreement for named executives that have an employment agreement are described under the heading “Potential Payments upon Termination or Change-in-Control” on page 18. Such provisions were included in the employment agreements as a way to encourage retention of such executives in the event of an actual or rumored change in control. In addition, such provisions are intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of shareholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executive’s own employment.

Change of Control Severance Program. On April 25, 2005, the Board adopted the General Maritime Corporation Change of Control Severance Program for U.S. Employees. Regular, full-time shore-based employees based in an office in the United States are eligible to participate in the Severance Program. The possibility of a change of control of the Company at any time may result in the inability of the Company to recruit qualified employees or the loss or distraction of qualified employees to the detriment of the Company and its shareholders. The Board adopted the Program in order to avoid such recruiting inability, loss and distraction. In addition, the Board adopted the Program because it believed that it would be in the best interests of the Company and its shareholders to fairly treat its employees whose employment terminates in connection with or following a change of control. As we have not entered an employment agreement with Mr. Bell, the terms of this Program would apply to any severance payable to Mr. Bell following a change of control of the Company. The terms of this Program are described further under the heading “Potential Payments upon Termination or Change-in-Control” on page 18.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation to certain employees in excess of $1 million. Because the Company believes that it currently qualifies for the exemption pursuant to Section 883 of the Internal Revenue Code of 1986, as amended, pursuant to which it is not subject to United States federal income tax on its shipping income (which comprised substantially all of its gross revenue in 2007), it has not sought to structure its compensation arrangements to qualify for exemption under Section 162(m).

Compensation for the Named Executives in 2007

Strength of Company performance. The specific compensation decisions made for each of the named executives for 2007 reflect the strong performance of the Company against key financial and operational measurements. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2007 Annual Report on Form 10-K filed with the SEC.

In determining the compensation of our named executive officers, we took into account the contributions of each named executive officer to the performance of the Company as a whole in establishing his compensation. The Compensation Committee viewed 2007 as a successful year for the Company punctuated by a number of achievements by our executives, including the following:

●	The Company’s positive operating results and continued declaration and payment of quarterly dividends.

●	The Company’s chartering performance including new three-year charters for five vessels.

●	The Company’s improved utilization rate.

●	The Company’s declaration and payment of a one-time special cash dividend of $15 per share.

●	The quality of the Company’s fleet operations.

●	The decrease of the average age of the Company’s fleet.

●	The amendment and increase of the Company’s bank credit facility.

●	The Company’s achievement of a significant return on equity for the year ended December 31, 2007.

●	The Company’s acquisition of $32.7 million of its common stock during the year ended December 31, 2007 under its share repurchase program.

Peter C. Georgiopoulos. The Committee recommended Mr. Peter Georgiopoulos’ 2007 compensation based on his unique role as the publicly recognized leader of the Company and a prominent figure in the shipping industry. The Company relies significantly on Mr. Peter Georgiopoulos for his contributions in determining its strategic direction and as a key participant in its relationships with investors and lenders.

In light of Mr. Peter Georgiopoulos’ contribution and achievements in 2007, he was awarded a grant of 240,000 shares of restricted stock. The award to Mr. Peter Georgiopoulos (unless accelerated by its terms) vests on November 2017. The Committee viewed the length of this vesting period as an important retention device for Mr. Georgiopoulos.

Effective January 1, 2006, Mr. Peter Georgiopoulos’ annual base salary was increased from $675,000 to $700,000. His annual base salary was not increased for 2008.

We believe that our CEO’s compensation is consistent with the Company’s objective to reward, align, motivate and encourage Mr. Peter Georgiopoulos to continue leading the Company successfully.

Jeffrey D. Pribor. Mr. Pribor’s 2007 compensation reflects his responsibility for and oversight of the Company’s accounting and financial functions. He also contributed to the management of the Company’s relationships with investors and lenders.

Effective January 1, 2006, Mr. Pribor’s annual base salary was increased from $350,000 to $400,000. His annual base salary was not increased for 2008. The annual cash bonus in 2007 for Mr. Pribor increased to $750,000 compared to $700,000 in 2006, or approximately 7.1%. In terms of equity incentive compensation, Mr. Pribor received 30,000 shares of restricted stock.

John P. Tavlarios. The Committee recommended Mr. Tavlarios’ 2007 compensation based on his responsibility as President of the Company’s management subsidiary overseeing chartering, technical management, and the development and deployment of the fleet. The Committee also recognized Mr. Tavlarios’ contribution to the Company’s relationships with investors regarding matters relating to the operations of the Company.

Effective January 1, 2006, Mr. Tavlarios’ annual base salary was increased from $525,000 to $600,000. His annual base salary was not increased for 2008. The annual cash bonus in 2007 for Mr. Tavlarios increased to $1.3 million compared to $1.2 million in 2006, or approximately 8.3%. In terms of equity incentive compensation, Mr. Tavlarios received 48,000 shares of restricted stock.

John C. Georgiopoulos. The Committee considered Mr. John Georgiopoulos’ 2007 compensation in light of his management of the Company’s administrative and financial platforms.

Effective January 1, 2006, Mr. John Georgiopoulos’ annual base salary was increased from $300,000 to $325,000. His annual base salary was not increased for 2008. The annual cash bonuses in 2007 for Mr. John Georgiopoulos increased to $550,000 compared to $500,000 in 2006, or 10%. In terms of equity incentive compensation, Mr. John Georgiopoulos received 15,000 shares of restricted stock.

Peter S. Bell. Mr. Bell’s 2007 compensation reflects his responsibility for the Company’s commercial department.

Effective January 1, 2007, Mr. Bell’s annual base salary was increased from $310,000 to $350,000. His annual base salary was not increased for 2008. The annual cash bonuses in 2007 for Mr. Bell increased to $550,000 compared to $500,000 in 2006, or 10%. In terms of equity incentive compensation, Mr. Bell received 15,000 shares of restricted stock.

2007 equity awards. In determining the amounts of restricted stock awards to executives, the Committee took into account that the Corporation does not have any defined benefit retirement or similar program. These amounts were slightly higher than equity incentive awards granted by the Company in respect of 2006, reflecting the Committee’s assessment of the factors discussed above. The vesting terms of the restricted stock grants were previously described, and are also outlined in the Grants of Plan-Based Awards Table on page 15.

In connection with the elections by the named executives to surrender their rights to future receipt of the special dividend on restricted stock granted as equity compensation with respect to 2006, on April 2, 2007, the Committee granted 77,908 shares of restricted stock to Mr. Peter Georgiopoulos, 15,581 shares of restricted stock to Mr. Tavlarios, 10,387 shares of restricted stock to Mr. Pribor and 5,193 shares of restricted stock to each of Messrs. John Georgiopoulos and Bell. The restrictions on the shares of restricted stock granted to Mr. Peter Georgiopoulos will lapse on November 15, 2016, subject to accelerated vesting as previously described. The restrictions on the shares of restricted stock granted to Messrs. Tavlarios, Pribor, John Georgiopoulos and Bell will lapse ratably in 20% increments on the first five anniversaries of November 15, 2006 and are also subject to accelerated vesting as previously described.

We believe that the compensation for each of these named executives is consistent with the Company’s compensation objectives.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2008 Proxy Statement.

THE COMPENSATION COMMITTEE:

Peter S. Shaerf (Chair)
William J. Crabtree
John O. Hatab

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	All Other Compensation ($) (i)	Total ($) (j)

Peter C. Georgiopoulos	2007	$700,000	-	$4,507,089	$23,150	$5,230,239
Chairman, Chief Executive Officer, President & Director	2006	$700,000	-	$4,052,248	$19,188	$4,771,436
John P. Tavlarios	2007	$600,000	$1,300,000	$1,491,215	$12,391	$3,403,606
Chief Executive Officer of the Company’s tanker operating subsidiary, General Maritime Management LLC & Director	2006	$600,000	$1,200,000	$1,654,614	$11,756	$3,466,370
Jeffrey D. Pribor	2007	$400,000	$750,000	$585,083	-	$1,735,083
Executive Vice President & Chief Financial Officer	2006	$400,000	$700,000	$448,637	$12,137	$1,560,774
John C. Georgiopoulos	2007	$325,000	$550,000	$395,520	-	$1,270,520
Executive Vice President, Chief Administrative Officer, Treasurer & Secretary	2006	$325,000	$500,000	$407,962	-	$1,232,962
Peter S. Bell	2007	$350,000	$550,000	$265,630	-	$1,165,630
Senior Vice President, Head of Commercial Department of General Maritime Management LLC	2006	$310,000	$500,000	$183,619	-	$993,619

Column (e): Stock Awards

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006 and December 31, 2007, in accordance with FAS 123R, of awards pursuant to the Company’s 2001 Stock Incentive Plan and includes amounts from awards granted both in and prior to 2006 and 2007. Details regarding the calculation of these amounts are included in Notes 1 and 17 to the Company’s audited financial statements for the fiscal years ended December 31, 2006 and December 31, 2007 included in the Company’s Annual Reports on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007 and February 29, 2008. The actual amount realized by the named executive will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. Additional information regarding stock awards is provided in the Grants of Plan-Based Awards table below.

Column (i): All Other Compensation

The amounts shown in this column reflect the aggregate incremental cost of providing personal benefits to the named executives. Personal benefits include personal use of the Company’s aircraft (for which there is no incremental cost to the named executives), a monthly automobile allowance, insurance premiums and annual club membership fees.

Pursuant to the Company’s revised aircraft use policy, guests may be approved for travel for non-business reasons on the Company’s aircraft when it is otherwise being used for business purposes, provided that the presence of such guests will not interfere with flight schedules or on-board discussions of business passengers. The Company does not believe that the presence of guests on the Company aircraft while being used for business purposes creates any measurable incremental cost to the Company and is not treated as compensation for purposes of the Summary Compensation Table.

Also pursuant to the Company’s revised aircraft use policy, Peter Georgiopoulos chartered the Company’s aircraft for use on non-business flights in 2006 and 2007. Additionally, John Tavlarios chartered the Company’s aircraft for use on non-business flights in 2006. As these executives paid the required chartering fees under the Company’s policy, which are equal to or greater than the incremental cost of the travel, such aircraft use does not constitute a perquisite and is not included in the compensation disclosed above. See “Certain Relationships and Related Transactions — Charter of Company Aircraft for Non-Business Flights” for further details.

Pursuant to the Company’s employment agreement with Peter C. Georgiopoulos, the Company made payments of $1,599 per month in 2006 for Mr. Georgiopoulos’ automobile, totaling $19,188 for 2006, and payments of between $1,179 and $2,031 per month in 2007, totaling $23,150 for 2007.

Messrs. Tavlarios and Pribor each have an employment agreement with us, under which we have agreed to obtain Company-paid life insurance and long-term disability insurance for these executives which the Company reasonably determines is appropriate at a cost per executive of no more than $10,000 per annum. In 2006, the Company paid $6,768 for disability insurance for Mr. Tavlarios and $10,000 for life and disability insurance for Mr. Pribor. In 2007, the Company paid $6,768 for disability insurance for Mr. Tavlarios. The Company did not pay for life and disability insurance for Mr. Pribor in 2007.

The Company paid annual club membership fees of $4,988 and $2,137 for Messrs. Tavlarios and Pribor, respectively, in 2006. The Company paid annual club membership fees of $5,623 for Messrs. Tavlarios in 2007. The Company did not pay annual club membership fees for Mr. Pribor in 2007.

Grants of Plan-Based Awards in 2007

		All Other Stock Awards:	Grant Date Fair Value of
		Number of Shares of	Stock
Name	Grant Date	Stock or Units (#)	Awards ($)
(a)	(b)	(i)	(l)

Peter C. Georgiopoulos	04/02/07	77,908	$2,288,937
	12/21/07	240,000	$6,148,800
John P. Tavlarios	04/02/07	15,581	$457,770
	12/21/07	48,000	$1,229,760
Jeffrey D. Pribor	04/02/07	10,387	$305,170
	12/21/07	30,000	$768,600
John C. Georgiopoulos	04/02/07	5,193	$152,570
	12/21/07	15,000	$384,300
Peter S. Bell	04/02/07	5,193	$152,570
	12/21/07	15,000	$384,300

Column (i): All Other Stock Awards: Number of Shares of Stock or Units

In connection with the elections by the named executives to surrender their rights to future receipt of the special dividend on restricted stock granted as equity compensation with respect to 2006, on April 2, 2007, the Committee granted 77,908 shares of restricted stock to Mr. Peter Georgiopoulos, 15,581 shares of restricted stock to Mr. Tavlarios, 10,387 shares of restricted stock to Mr. Pribor and 5,193 shares of restricted stock to each of Messrs. John Georgiopoulos and Bell.

On December 21, 2007, the Company made grants of restricted common stock in the amount of 240,000 shares to Peter C. Georgiopoulos, 48,000 shares to John P. Tavlarios, 30,000 shares to Jeffrey D. Pribor, 15,000 shares to John C. Georgiopoulos and 15,000 shares to Peter S. Bell as bonus compensation earned for 2007.

Recipients of restricted share grants will receive dividends thereon at the same rate as is paid to other holders of common stock but must repay dividends on any shares that are forfeited under the terms of such recipient’s grant agreement unless the Board of Directors waives the repayment requirement as to dividends on such shares.

Executive Employment Agreements

We have employment agreements with our executive officers which are described below.

Our agreement with Peter C. Georgiopoulos is for a term from January 1, 2005 through December 31, 2009 and provides for automatic renewal for additional one year terms, unless the executive or we terminate the agreement on 90 days’ notice prior to the expiration of the then-current term. Pursuant to the terms of Mr. Georgiopoulos’ agreement, the Board determined his base salary for 2007 to be $700,000 per annum. His agreement also provides for discretionary bonuses, as determined by the Board or an appropriate committee based upon actual performance as measured by the Board or committee. Under his agreement, we have agreed to provide him with a monthly automobile allowance of $2,500.

Our agreements with Messrs. Tavlarios, Pribor and John Georgiopoulos are each for a term from January 1, 2005 through December 31, 2007 and provide for automatic renewal for additional one year terms, unless the executive or we terminate the agreement on 120 days notice. Pursuant to the terms of their agreements, the Board determined their base salaries for 2007 to be $600,000 per annum for Mr. Tavlarios, $400,000 per annum for Mr. Pribor and $325,000 per annum for Mr. John Georgiopoulos. Their agreements also provide for discretionary bonuses, as determined by the Board or an appropriate committee based upon actual performance as measured by the Board or committee. Under these agreements, we have agreed to obtain Company-paid life insurance and long-term disability insurance for these executives which the Company reasonably determines is appropriate at a cost per executive of no more than $10,000 per annum.

Each of the executive officer employment agreements provide for certain payments and benefits upon termination of employment. For details, please see “Potential Payments upon Termination or Change-in-Control — Executive Employment Agreements” below.

In the event of termination of an executive’s employment due to the executive’s death or disability, we have agreed to pay the executive, or his estate, a pro rata bonus for the year of termination and one year’s salary and to provide medical coverage for him (in the case of disability) and his eligible dependents for a period of one year.

Under these agreements, each executive has agreed to protect our confidential information and not to solicit our employees for other employment for two years after termination. Each executive has also agreed not to engage in certain defined competitive activities described in their agreements for two years after the termination of his employment with us. The provisions regarding competitive activities will not apply following a change of control or in the event of termination of the executive by us without cause or by the executive with good reason. For purposes of these agreements, change of control is defined generally as the acquisition of more than 30% of the voting power of the Company by any person or group other than Peter C. Georgiopoulos and his affiliates; the sale of all or substantially all of our assets; any merger or similar transaction in which holders of our voting stock do not hold at least 51% of the voting stock of the surviving entity; a majority of the members of our Board of Directors no longer being continuing directors, as defined in the relevant agreements; or our adoption of a plan of liquidation or dissolution providing for the distribution of all or substantially all of our assets.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Stock Awards
	Number of Shares or	Market Value of Shares or
	Units of Stock That	Units of Stock That Have Not
Name	Have Not Vested (#)	Vested ($)
(a)	(g)	(h)

Peter C. Georgiopoulos	1,717,908	$42,002,850.60
John P. Tavlarios	259,464	$6,343,894.80
Jeffrey D. Pribor	69,108	$1,689,690.60
John C. Georgiopoulos	40,154	$981,765.30
Peter S. Bell	33,154	$810,615.30

Column (g): Number of Shares or Units of Stock That Have Not Vested

Peter C. Georgiopoulos: Includes the unvested portions of: 500,000 restricted shares of our common stock granted on November 26, 2002, which will vest on November 26, 2009; 150,000 restricted shares of our common stock granted on February 9, 2005, which will vest on November 16, 2014; 350,000 restricted shares of our common stock granted on April 6, 2005, which will vest on December 31, 2014; 250,000 restricted shares of common stock granted on December 21, 2005, which will vest on November 15, 2015; 150,000 restricted shares of our common stock granted on December 18, 2006, which will vest on November 15, 2016; 77,908 restricted shares of our common stock granted on April 2, 2007, which will vest on November 15, 2016; and 240,000 restricted shares of our common stock granted on December 21, 2007, which will vest on November 15, 2017. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

John P. Tavlarios: Represents the unvested portions of: 125,000 restricted shares of our common stock granted on November 26, 2002, which will vest on November 26, 2009; 50,000 restricted shares of our common stock granted on February 9, 2005, which will vest in five equal installments commencing on November 16, 2005 and on each of the four anniversaries thereafter; 50,000 restricted shares of our common stock granted on December 21, 2005, which will vest in five equal installments commencing on November 15, 2006 and on each of the four anniversaries thereafter; 30,000 restricted shares of our common stock granted on December 18, 2006, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; 15,581 restricted shares of our common stock granted on April 2, 2007, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; and 48,000 restricted shares of our common stock granted on December 21, 2007, which will vest in five equal installments commencing on November 15, 2008 and on each of the four anniversaries thereafter. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

Jeffrey D. Pribor: Includes the unvested portions of: 10,000 restricted shares of our common stock granted on February 9, 2005, which will vest in five equal installments commencing on November 16, 2005 and on each of the four anniversaries thereafter; 18,000 restricted shares of our common stock granted on December 21, 2005, which will vest in five equal installments commencing on November 15, 2006 and on each of the four anniversaries thereafter; 20,000 restricted shares of our common stock granted on December 18, 2006, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; 10,387 restricted shares of our common stock granted on April 2, 2007, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; and 30,000 restricted shares of our common stock granted on December 21, 2007, which will vest in five equal installments commencing on November 15, 2008 and on each of the four anniversaries thereafter. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the grant agreement.

John C. Georgiopoulos: Includes the unvested portions of: 10,000 restricted shares of our common stock granted on February 9, 2005, which will vest in five equal installments commencing on November 16, 2005 and on each of the four anniversaries thereafter; 15,000 restricted shares of our common stock granted on December 21, 2005, which will vest in five equal installments commencing on November 15, 2006 and on each of the four anniversaries thereafter; 10,000 restricted shares of our common stock granted on December 18, 2006, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; 5,193 restricted shares of our common stock granted on April 2, 2007, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; and 15,000 restricted shares of our common stock granted on December 21, 2007, which will vest in five equal installments commencing on November 15, 2008 and on each of the four anniversaries thereafter. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

Peter S. Bell: Includes the unvested portions of: 10,000 restricted shares of our common stock granted on December 21, 2005, which will vest in five equal installments commencing on November 15, 2006 and on each of the four anniversaries thereafter; 10,000 restricted shares of our common stock granted on December 18, 2006, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; 5,193 restricted shares of our common stock granted on April 2, 2007, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; and 15,000 restricted shares of our common stock granted on December 21, 2007, which will vest in five equal installments commencing on November 15, 2008 and on each of the four anniversaries thereafter. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the grant agreement.

Column (h): Market Value of Shares or Units of Stock That Have Not Vested
The amounts shown in column (h) reflect the market value of unvested stock awards based on the closing price of the Company’s stock on December 31, 2007, which was $24.45.

Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards

	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
(a)	(b)	(c)	(d)	(e)

Peter C. Georgiopoulos	-	-	18,750	$461,625
John P. Tavlarios	-	-	36,617	$866,876
Jeffrey D. Pribor	-	-	11,678	$272,857
John C. Georgiopoulos	-	-	10,539	$249,619
Peter S. Bell	-	-	5,039	$117,409

Column (e): Value Realized on Vesting

For Peter C. Georgiopoulos, 18,750 shares with a market price of $24.62 on November 12, 2007 vested on that date upon a lapse of restriction on the restricted stock. For John P. Tavlarios, 7,500 shares with a market price of $24.62 on November 12, 2007, 10,000 shares with a market price of $23.68 on November 16, 2007 and 19,117 shares with a market price of $23.30 on November 15, 2007 each vested on the respective date upon a lapse of restriction on the restricted stock. For Jeffrey D. Pribor, 9,678 shares with a market price of $23.30 on November 15, 2007 and 2,000 shares with a market price of $23.68 on November 16, 2007 each vested on the respective date upon a lapse of restrictions on the restricted stock. For John C. Georgiopoulos, 2,500 shares with a market price of $24.62 on November 12, 2007, 6,039 shares with a market price of $23.30 on November 15, 2007 and 2,000 shares with a market price of $23.68 on November 16, 2007 each vested on the respective date upon a lapse of restrictions on the restricted stock. For Peter S. Bell, 5,038 shares with a market price of $23.30 on November 15, 2007 vested on that date upon the lapse of restrictions on the restricted stock.

Potential Payments upon Termination or Change-in-Control

Executive Employment Agreements

Each of the executive officer employment agreements with Messrs. Peter Georgiopoulos, Tavlarios, Pribor and John Georgiopoulos provide that upon termination (including termination by reason of non-renewal) by us without cause or by the executive for good reason, in each case as defined in the relevant agreement, the executive will be entitled to salary and a pro rata bonus through the date of termination plus a lump sum payment equal to base salary at the date of termination and average annual incentive award over the preceding three years or any shorter period that the executive was employed by us times a payment factor of two. In these circumstances, the executives are also entitled to medical, dental and certain other insurance coverage (and, as to Peter Georgiopoulos, an automobile benefit) substantially identical to those in place prior to termination for a benefit period of two years. If following a change of control (as defined in the relevant agreement), Peter Georgiopoulos elects within six months to terminate his employment at his discretion, or we terminate him without cause, or with respect to any of the other executives, within two years we terminate the executive’s employment without cause or the executive terminates his employment with good reason, the payment factor and the number of years in the benefit period described above will be three. For purposes of these agreements, we have defined annual incentive award for Peter C. Georgiopoulos as the sum of cash bonus (including any amounts deferred) and the value on the date of grant of any restricted shares granted (excluding the grant made to Mr. Georgiopoulos in connection with signing his agreement). For the other executives, we have defined annual incentive award as the value of cash bonus (including any amounts deferred) and, in the event of a termination by the executive for good reason or by us without cause within two years after a change of control, the value on the date of grant of any restricted shares or options granted.

In the event that a payment to the executive under his agreement or otherwise after a change of control (but not a payment pursuant to a currently outstanding option grant) causes the executive to owe excise tax under Section 280G of the Internal Revenue Code, we have agreed to fund the amount of this tax on a fully “grossed-up” basis, intended to ensure that after payment of the excise tax and any related taxes and penalties, the executive retains the full amount of the payment that gave rise to the excise tax liability.

In the event of termination of an executive’s employment due to the executive’s death or disability, we have agreed to pay the executive, or his estate, a pro rata bonus for the year of termination and one year’s salary and to provide medical coverage for him (in the case of disability) and his eligible dependents for a period of one year.

Under these agreements, change of control is defined generally as the acquisition of more than 30% of the voting power of the Company by any person or group other than Peter C. Georgiopoulos and his affiliates; the sale of all or substantially all of our assets; any merger or similar transaction in which holders of our voting stock do not hold at least 51% of the voting stock of the surviving entity; a majority of the members of our Board of Directors no longer being continuing directors or any other directors whose elections or nominations were supported by a majority of continuing directors; or our adoption of a plan of liquidation or dissolution providing for the distribution of all or substantially all of our assets.

The tables below set forth the payments and other benefits that would be provided to each of the five executives upon termination of their employment by us without cause or by the executive for good reason under the following sets of circumstances as described more fully above: change of control, no change of control, and death or disability. In each set of circumstances, we have assumed a termination as of the end of the day on December 31, 2007 and used the closing price of our common stock on that date of $24.45 per share for purposes of the calculations for the tables below:

Executive Severance Payments

Name	Cash Severance Payments Upon Termination by Executive for Good Reason or by Company Without Cause (No Change of Control)	Cash Severance Payments Upon Termination by Executive for Good Reason (1) or by Company Without Cause Following Change of Control (2)	Estimated Present Value of Continued Benefits Following Termination by Executive for Good Reason or by Company Without Cause (No Change of Control) (3)		Cash Severance Payments upon Death or Disability	Estimated Present Value of Continued Benefits Following Death or Disability

Peter C. Georgiopoulos	$23,851,000	$66,772,485	$112,274	(4)	$700,000	$26,003	(6)
John P. Tavlarios	$3,600,000	$17,621,042	$55,867	(5)	$600,000	$26,003	(6)
Jeffrey D. Pribor	$1,879,667	$7,139,715	$55,867	(5)	$400,000	$26,003	(6)
John C. Georgiopoulos	$1,583,333	$5,730,046	$55,867	(5)	$325,000	$26,003	(6)
Peter S. Bell	-	$1,800,000	-			-

(1) Peter C. Georgiopoulos may elect within six months after a change of control to terminate his employment at his discretion and receive this payment.

(2) Includes funding of excise tax under Section 280G of the Internal Revenue Code on a fully “grossed-up” basis on severance payments made and on the value of restricted stock subject to accelerated vesting. See “Potential Payments upon Termination or Change-in-Control — Executive Employment Agreements” above and “— Accelerated Vesting of Restricted Stock upon Change of Control or Termination” below.

(3) Assumes a discount rate of 6% per annum and annual cost increases of 10% for health insurance, 5% for dental insurance, and 2% for vision care, short-term disability, and long-term disability benefits.

(4) Peter C. Georgiopoulos and his dependents are entitled to medical, dental and certain other insurance coverage, as well as an automobile benefit, substantially identical to the coverage in place prior to termination for a benefit period of two years. If following a change of control (as defined in his employment agreement), Mr. Georgiopoulos elects within six months to terminate his employment at his discretion, or the Company terminates him without cause, the benefit period is extended to three years, and the estimated net present value of continued benefits to Mr. Georgiopoulos would be $167,149.

(5) The executives and their dependents are entitled to medical, dental and certain other insurance coverage substantially identical to the coverage in place prior to termination for a benefit period of two years. If, within two years following a change of control (as defined in the relevant agreement), we terminate the executive’s employment without cause or the executive terminates his employment with good reason, the benefit period is extended to three years, and the estimated net present value of continued benefits would be $84,971 for each such executive.

(6) The executives and their dependents are entitled to medical, dental and insurance coverage substantially identical to the coverage in place prior to termination for a benefit period of twelve months. The amounts presented assume circumstances which would provide the maximum benefit (i.e., disability of the executive and continued coverage for all current dependents).

Under their employment agreements, each executive has agreed to protect our confidential information and not to solicit our employees for other employment for two years after termination. Each executive has also agreed not to engage in certain defined competitive activities described in their agreements for two years after the termination of his employment with us. The provisions regarding competitive activities will not apply following a change of control or in the event of termination of the executive by us without cause or by the executive with good reason.

Change of Control Severance Program

On April 25, 2005, the Board adopted the General Maritime Corporation Change of Control Severance Program for U.S. Employees. Regular, full-time shore-based employees based in an office in the United States are eligible to participate in the Severance Program. It generally provides that if a participant’s employment with us is terminated other than for cause, death or disability or if the participant resigns for “good reason” during a one or two year period (depending on the level of participation of the employee) following a change of control, the participant will be entitled to receive, subject to the participant’s execution and non-revocation of a release, a lump sum separation benefit equal to one or two times (depending on the level of participation of the employee) the participant’s then current base salary and annual bonus.

Under the Severance Program, Peter S. Bell will generally be entitled to receive two times his base salary and annual bonus upon the occurrence of a qualifying termination within a two year period following a change of control. The price of our common stock does not affect the amount of the separation benefit payable to Mr. Bell. Assuming a qualifying termination of Mr. Bell’s employment as of the end of the day on December 31, 2007 following a change of control, Mr. Bell would be entitled to receive a severance benefit in the amount of $1,800,000.

Accelerated Vesting of Restricted Stock upon Change of Control or Termination

Under the terms of the restricted stock grant agreements between the Company and its named executives, all shares of restricted stock vest in full automatically upon the occurrence of a Change of Control (as defined under our 2001 Stock Incentive Plan) and, under certain agreements executed by Messrs. Peter Georgiopoulos and Tavlarios, upon their death or disability (each as defined under our 2001 Stock Incentive Plan). Under certain other grant agreements executed by Messrs. Peter Georgiopoulos and Tavlarios, restrictions on their stock will also lapse on a monthly straight-line basis if the named executive is dismissed without cause or resigns for good reason. Under the grant agreement that Mr. Georgiopoulos executed in connection with his employment agreement in 2005, restrictions on his stock will lapse on a monthly straight-line basis upon his death or disability and will lapse in full if he is dismissed without cause or resigns for good reason. For restricted stock grants made to Messrs. Tavlarios, Pribor, John Georgiopoulos, or Bell in 2006 and 2007, to the extent that restrictions on such shares were scheduled to have lapsed during the one-year period following the executive’s termination of employment due to death or disability, they will lapse immediately prior to any such termination.

The table below sets forth the value of accelerated vesting of securities upon termination under the following sets of circumstances: change of control, no change of control, and death or disability. In each set of circumstances, we have assumed a termination or change of control as of the end of the day on December 31, 2007 and used the closing price of our common stock on that date of $24.45 per share for purposes of the calculations for the tables below.

Value of Accelerating Vesting Upon Termination

	Termination by
	Executive for Good
	Reason or by
	Company without		Termination on
	Cause without		Account of Death
Name	Change of Control	Change of Control	or Disability

Peter C. Georgiopoulos	$21,999,750	$42,002,851	$35,941,288
John P. Tavlarios	$2,219,420	$6,343,914	$3,513,856
Jeffrey D. Pribor	-	$1,689,730	$295,283
John C. Georgiopoulos	-	$981,775	$147,629
Peter S. Bell	-	$982,719	$147,629

The following table summarizes compensation earned by our non-employee directors for the year ended December 31, 2007:

Non-Employee Director Compensation

	Fees Earned or Paid		All Other
Name	in Cash	Stock Awards ($)	Compensation ($)	Total ($)
(a)	(b)	(c)	(g)	(h)

William J. Crabtree	$90,000	$79,613	-	$169,613
Rex W. Harrington	$60,000	$79,613	$24,874	$164,487
Stephen A. Kaplan	$35,000	$143,291	-	$178,291
John O. Hatab	$95,000	$79,613	-	$174,613
Peter S. Shaerf	$70,000	$79,613	-	$149,613

Column (a): Name
This table includes all non-employee directors who served as directors in 2007. Compensation for Peter C. Georgiopoulos and John P. Tavlarios is disclosed in the Summary Compensation Table. Messrs. Georgiopoulos and Tavlarios do not earn any additional compensation for their service as directors.

Column (b): Fees Earned or Paid in Cash
For the fiscal year 2007, each of the Company’s non-employee directors received an annual fee of $35,000. In addition, non-employee directors received a fee of $25,000 for an audit committee assignment, $20,000 for a compensation committee assignment and $10,000 for a nominating and corporate governance committee assignment. In addition, each chair of the audit committee and the compensation committee received an annual fee of $5,000.

Column (c): Stock Awards
The amounts in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R, of awards pursuant to the Company’s 2001 Stock Incentive Plan and includes amounts from awards granted both in and prior to 2007. Details regarding the calculation of these amounts are included in Notes 1 and 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008. On June 29, 2007, all non-employee directors were granted 3,250 shares of restricted common stock. Based on the closing price of the Company’s common stock of $26.78 on the NYSE on June 29, 2007, the value on that date of the restricted common shares awarded to each such non-employee director was $87,035. The restrictions applicable to the non-employee directors, other than Mr. Kaplan, will lapse on June 29, 2008 or the date of the Company’s 2008 Annual Meeting of Shareholders, whichever occurs first. Mr. Kaplan resigned from the Board on December 21, 2007. By action of the Board in connection with his termination, Mr. Kaplan’s shares of restricted stock became fully vested immediately prior to his termination. The actual amount realized by the director will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

Column (g): All Other Compensation
For the fiscal year 2007, the Company reimbursed Mr. Harrington an aggregate of $24,874 for travel by his spouse who accompanied him on Company-related travel on five occasions.

For fiscal year 2008, each of our non-employee directors will receive an annual fee of $35,000 and a fee of $25,000 for an audit committee assignment, $20,000 for a compensation committee assignment and $10,000 for a nominating and corporate governance committee assignment. In addition, each chair of the audit committee and compensation committee will receive an annual fee of $5,000. We also expect to make annual restricted stock grants to non-employee directors in an amount that has not yet been determined for 2008. We do not pay director fees to employee directors. We reimburse our directors for all reasonable expenses incurred by them in connection with serving on our board of directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of the end of fiscal year 2007 with respect to shares that may be issued under the Company’s existing equity compensation plan:

Number of securities
remaining available for
	Number of securities to	Weighted-average	issuance under equity
	be issued upon exercise	exercise price of	compensation plan
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	7,375	$20.00	1,213,179
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	7,375	$20.00	1,213,179

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company and the independence and performance of the Company’s auditors. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as provided under the applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that was last amended and restated by the Board on March 23, 2004. As set forth in the Charter, the Committee’s job is one of oversight. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements, expressing an opinion based on their audit as to the statements’ conformity with generally accepted accounting principles, monitoring the effectiveness of the Company’s internal controls, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the Committee any issues they believe should be raised with the Committee.

The Committee met with the Company’s independent auditors to review and discuss the overall scope and plans for the audit of the Company’s consolidated financial statements for the year ended December 31, 2007. The Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements as well as the independent auditors’ evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the financial statements with management.

The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Committee has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the field of auditing or accounting, including in respect of auditor independence. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based upon the Committee’s receipt and review of the various materials and assurances described above and its discussions with management and independent auditors, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board:

John O. Hatab (Chair)
William J. Crabtree
Rex W. Harrington

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of General Maritime’s voting common stock as of April 4, 2008 of:

●	each person, group or entity known to General Maritime to beneficially own more than 5% of our stock;

●	each of our directors;

●	each of our Named Executive Officers; and

●	all of our directors and Named Executive Officers as a group.

As of April 4, 2008, a total of 31,316,601 shares of common stock were outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on matters on which common shareholders are eligible to vote. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest.

Ownership of Common Stock (as of April 4, 2008)

	Amount of
	Common Stock		Percentage of
	Beneficially		Common Stock
Name and Address of Beneficial Owner (1)	Owned		Outstanding (2)

Peter C. Georgiopoulos	3,985,701	(3)	12.73%
John P. Tavlarios	341,081	(4)	*
Jeffrey D. Pribor	89,387	(5)	*
John C. Georgiopoulos	134,693	(6)	*
Peter S. Bell	40,193	(7)	*
William J. Crabtree	12,525	(8)	*
Rex W. Harrington	16,350	(8)	*
John O. Hatab	7,170	(9)	*
Peter S. Shaerf	16,350	(10)	*
FMR LLC (11)	4,534,800		14.48%
NFJ Investment Group LP (12)	1,985,200		6.34%
All Directors and Named Executive Officers as a group (9 persons)	4,643,450		14.83%

*	Less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise indicated the business address of each beneficial owner identified is c/o General Maritime Corporation, 299 Park Avenue, Second Floor, New York, New York 10171.

(2)	Based on 31,316,601 shares outstanding as of April 4, 2008.

(3)	Includes 500,000 restricted shares of our common stock granted on November 26, 2002, which will vest on November 26, 2009; 150,000 restricted shares of our common stock granted on February 9, 2005, which will vest on November 16, 2014; 350,000 restricted shares of our common stock granted on April 6, 2005, which will vest on December 31, 2014; 250,000 restricted shares of common stock granted on December 21, 2005, which will vest on November 15, 2015; 150,000 restricted shares of our common stock granted on December 18, 2006, which will vest on November 15, 2016; 77,908 restricted shares of our common stock granted on April 2, 2007, which will vest on November 15, 2016; and 240,000 restricted shares of our common stock granted on December 21, 2007, which will vest on November 15, 2017. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement. Also includes 2,267,793 shares pledged as security for personal bank loans.

(4)	Includes 125,000 restricted shares of our common stock granted on November 26, 2002, which will vest on November 26, 2009; 50,000 restricted shares of our common stock granted on February 9, 2005, which will vest in five equal installments commencing on November 16, 2005 and on each of the four anniversaries thereafter; 50,000 restricted shares of our common stock granted on December 21, 2005, which will vest in five equal installments commencing on November 15, 2006 and on each of the four anniversaries thereafter; 30,000 restricted shares of our common stock granted on December 18, 2006, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; 15,581 restricted shares of our common stock granted on April 2, 2007, which will vest in equal installments on the first five anniversaries of November 15, 2006; and 48,000 restricted shares of our common stock granted on December 21, 2007, which will vest in equal installments on the first five anniversaries of November 15, 2007. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(5)	Includes 10,000 restricted shares of our common stock granted on February 9, 2005, which will vest in five equal installments commencing on November 16, 2005 and on each of the four anniversaries thereafter; 18,000 restricted shares of our common stock granted on December 21, 2005, which will vest in five equal installments commencing on November 15, 2006 and on each of the four anniversaries thereafter; 20,000 restricted shares of our common stock granted on December 18, 2006, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; 10,387 restricted shares of our common stock granted on April 2, 2007, which will vest in equal installments on the first five anniversaries of November 15, 2006; and 30,000 restricted shares of our common stock granted on December 21, 2007, which will vest in equal installments on the first five anniversaries of November 15, 2007. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the grant agreement.

(6)	Includes 10,000 restricted shares of our common stock granted on February 9, 2005, which will vest in five equal installments commencing on November 16, 2005 and on each of the four anniversaries thereafter; 15,000 restricted shares of our common stock granted on December 21, 2005, which will vest in five equal installments commencing on November 15, 2006 and on each of the four anniversaries thereafter; and 10,000 restricted shares of our common stock granted on December 18, 2006, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; 5,193 restricted shares of our common stock granted on April 2, 2007, which will vest in equal installments on the first five anniversaries of November 15, 2006. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(7)	Includes 10,000 restricted shares of our common stock granted on December 21, 2005, which will vest in five equal installments commencing on November 15, 2006 and on each of the four anniversaries thereafter; 10,000 restricted shares of our common stock granted on December 18, 2006, which will vest in five equal installments commencing on November 15, 2007 and on each of the four anniversaries thereafter; 5,193 restricted shares of our common stock granted on April 2, 2007, which will vest in equal installments on the first five anniversaries of November 15, 2006; and 15,000 restricted shares of our common stock granted on December 21, 2007, which will vest in equal installments on the first five anniversaries of November 15, 2007. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the grant agreement.

(8)	In accordance with SEC rules, this number includes 1,250 shares of our common stock that may be acquired pursuant to stock options that are or will become exercisable within 60 days. Includes 3,250 restricted shares of our common stock granted on June 29, 2007, which will generally vest on the earlier of June 29, 2008 and the date of our 2008 annual meeting of stockholders. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(9)	Includes 3,250 restricted shares of our common stock granted on June 29, 2007, which will generally vest on the earlier of June 29, 2008 and the date of our 2008 annual meeting of stockholders.

(10)	In accordance with SEC rules, this number includes 2,500 shares of our common stock that may be acquired pursuant to stock options that are or will become exercisable within 60 days. Includes 3,250 restricted shares of our common stock granted on June 29, 2007, which will generally vest on the earlier of June 29, 2008 and the date of our 2008 annual meeting of stockholders. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(11)	Information regarding share ownership was obtained from the Schedule 13G/A filed jointly on February 14, 2008 by FMR LLC and Mr. Edward Johnson III, each of whose address is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,328,800 shares or 13.82% of our outstanding common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Leveraged Co Stock Fund, amounted to 2,849,200 shares or 9.1 % of our common stock. Fidelity Leveraged Co Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 4,328,800 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 206,000 shares or 0.66% of our common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 206,000 shares and sole power to vote or to direct the voting of 206,000 shares of our common stock owned by the institutional accounts managed by PGATC as reported above.

(12)	Information regarding share ownership was obtained from the Schedule 13G/A filed on February 12, 2008 by NFJ Investment Group L.P., whose address is 2100 Ross Avenue, Suite 700, Dallas, TX 75201. NFJ Investment Group L.P. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as amended. The securities reported herein are held by certain investment advisory clients or discretionary accounts of which NFJ is the investment advisor. Investment advisory contracts grant to NFJ all voting and/or investment power of the securities held by such clients or in such counts and, as a result, NFJ may be deemed to be the beneficial owner of such securities within the meaning of Rule 13d-3 under the Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

In April 2007, our Board of Directors adopted a policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (generally, directors and executive officers, director nominees, shareholders owning five percent or greater of the Company’s outstanding stock, immediate family members of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest) and will be applied to any such transactions proposed after its adoption.

Related person transactions must be approved by the Board or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Board or committee will consider all relevant factors, including as applicable (i) the related person’s interest in the transaction; (ii) the approximate dollar value of the amount involved in the transaction; (iii) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (iv) the Company’s business rationale for entering into the transaction; (v) the alternatives to entering into a related person transaction; (vi) whether the transaction is on terms no less favorable to the Company than terms that could have been reached with an unrelated third party; (vii) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; (viii) the overall fairness of the transaction to the Company; and (ix) any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction. If a director is involved in the transaction, he or she will not cast a vote regarding the transaction.

Loans

During the fourth quarter of 2000, we lent $485,467 to Peter C. Georgiopoulos. This loan does not bear interest and is due and payable on demand. The full amount of this loan was outstanding as of December 31, 2007.

Transactions with Genco Shipping & Trading Limited

Genco Shipping & Trading Limited (“Genco”) is an owner and operator of dry bulk vessels. Peter C. Georgiopoulos and Stephen A. Kaplan are directors of Genco. Genco incurred travel related expenditures for use of the Company aircraft in 2007 totaling $165,480, of which $65,940 was outstanding as of December 31, 2007. Additionally, Genco made one of its employees available to the Company to perform internal audit services for the Company in 2007. The Company incurred $167,016 of expenses based on actual time spent by the Genco employee, of which $61,253 was outstanding as of December 31, 2007.

Transactions with Aegean Marine Petroleum Network, Inc.

During the year ended December 31, 2007, Aegean Marine Petroleum Network, Inc. (“Aegean”) supplied bunkers to our vessels aggregating $1.2 million. Approximately $33,000 of this balance was outstanding as of December 31, 2007. During July 2006, an investment vehicle controlled by Peter C. Georgiopoulos and John Tavlarios, a member of our board of directors and one of our executive officers, made an investment in and purchased shares of Aegean from Aegean’s principal shareholder. During December 2006, Aegean completed its initial public offering. At that time, Peter Georgiopoulos became chairman of the board of Aegean and John Tavlarios and John Hatab, a member of the Company’s board of directors, joined the board of directors of Aegean.

Charter of Company Aircraft for Non-Business Flights

Pursuant to the Company’s revised aircraft use policy, the following authorized executives may, subject to approval from the Company’s Chairman/Chief Executive Officer, charter the Company’s aircraft from an authorized third-party charterer for use on non-business flights: the Chief Executive Officer, the President of General Maritime Management LLC, the Chief Financial Officer and the Chief Administrative Officer. The chartering fee to be paid by the authorized executive will be the greater of: (i) the incremental cost to the Company of the use of the aircraft and (ii) the applicable Standard Industry Fare Level for the flight under Internal Revenue Service regulations, in each case as determined by the Company. The amount of use of the aircraft for these purposes will be monitored from time to time by the Board or one of its committees.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board has selected the firm of Deloitte & Touche LLP as the Company’s independent auditors to audit the financial statements of General Maritime for the fiscal year ending December 31, 2008 and recommends that shareholders vote for ratification of this appointment. The Company engaged Deloitte & Touche LLP (“Deloitte & Touche”) as its independent auditors for the year ended December 31, 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider its selection of auditors. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of General Maritime and its shareholders.

The 2007 Audit Committee has determined that the provision of the services covered under the heading below is compatible with maintaining Deloitte & Touche’s independence for purposes of acting as General Maritime’s independent auditor.

Fees to Independent Auditors for Fiscal 2007 and 2006

The following table presents fees for professional services rendered by Deloitte & Touche for the audit of the Company’s annual financial statements for fiscal 2007 and fiscal 2006 and fees billed for audit-related services, tax services and all other services rendered by Deloitte & Touche for fiscal 2007 and fiscal 2006.

Type of Fees	2007	2006

Audit Fees	$820,000	$802,000
Audit-Related Fees	6,650	70,000
Tax Fees	7,650	-
All Other Fees	593,000	-
Total	$1,427,300	$872,000

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to Deloitte & Touche for the audit of the Company’s annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs; for the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting, including services in connection with assisting the company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION (ITEM 2 OF THE ENCLOSED PROXY CARD) OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS GENERAL MARITIME’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

SHAREHOLDER PROPOSALS

Shareholder proposals to be presented at the 2009 Annual Meeting of Shareholders must be received by General Maritime at its offices in New York, New York, addressed to the Secretary, not later than December 10, 2008, if the proposal is submitted for inclusion in General Maritime’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, or not earlier than January 14, 2009 and not later than February 13, 2009, if the proposal is submitted pursuant to General Maritime’s By-Laws. Such proposals must comply with General Maritime’s By-Laws and the requirements of Regulation 14A of the 1934 Act.

In addition, Rule 14a-4 of the 1934 Act governs General Maritime’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the proxy statement. With respect to General Maritime’s 2009 Annual Meeting of Shareholders, if General Maritime is not provided notice of a shareholder proposal on or after January 14, 2009, but not later than February 13, 2009, General Maritime will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

SECTION 16(a) BENEFICIAL
OWNERSHIPREPORTING COMPLIANCE

Pursuant to Section 16(a) of the 1934 Act and the rules thereunder, the Company’s executive officers and directors and persons who own more than 10% of a registered class of General Maritime’s equity securities are required to file with the Securities and Exchange Commission reports of their ownership of, and transactions in, the Company’s common stock. Based solely on a review of copies of such reports furnished to the Company, and written representations that no reports were required, the Company believes that during the fiscal year ended December 31, 2007 its executive officers and directors complied with the Section 16(a) requirements.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008 (without the exhibits attached thereto), as amended, to any person who was a holder of the Company’s common shares on the Record Date. Requests for the Annual Report on Form 10-K should be made in writing, should state that the requesting person held the Company’s common shares on the Record Date and should be submitted to John C. Georgiopoulos, Executive Vice President, Chief Administrative Officer, Treasurer and Secretary of General Maritime Corporation, at 299 Park Avenue, Second Floor New York, New York 10171.

CHARITABLE CONTRIBUTIONS

During fiscal years 2005, 2006 and 2007, the Company did not make any contributions in any single year, to any charitable organization in which an independent director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

OTHER MATTERS

At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Directors

___________________________________________
John C. Georgiopoulos
Executive Vice President, Chief Administrative Office, Treasurer & Secretary

New York, New York
April 11, 2008

VOTE BY INTERNET - www.proxyvote.com
GENERAL MARITIME CORPORATION 299 PARK AVENUE, SECOND FLOOR NEW YORK, NY 10171
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by General Maritime Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to General Maritime Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GENMC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

					For		Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
					All		All	Except
GENERAL MARITIME CORPORATION
The Board of Directors recommends a vote FOR Items
1 and 2.
Vote On Directors					☐		☐	☐
1.	ELECTION OF DIRECTORS
Nominees:
	01)	Rex W. Harrington
	02)	John O. Hatab

Vote On Proposal									For		Against	Abstain

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS								☐		☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please indicate if you plan to attend this meeting.				☐			☐
				Yes			No
(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]			Date						Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at http://ww3.ics.adp.com/streetlink/gmr.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GENERAL MARITIME CORPORATION

The undersigned hereby appoints Peter C. Georgiopoulos and John C. Georgiopoulos, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of General Maritime Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of General Maritime Corporation to be held May 14, 2008 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Changes/Comments:_________________________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued, and to be marked, dated and signed, on the other side)